Exhibit 99.1

Lannett Contact: Robert Jaffe Robert Jaffe Co., LLC (424) 288-4098

LANNETT ANNOUNCES OFFERING OF $75 MILLION OF CONVERTIBLE SENIOR NOTES DUE 2026

Philadelphia, PA — September 24, 2019 — Lannett Company, Inc. (NYSE: LCI) today announced that it intends to offer, subject to market conditions and other factors, $75 million aggregate principal amount of convertible senior notes due 2026 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Lannett also intends to grant the initial purchaser of the Notes a 30-day option to purchase up to an additional $11.25 million aggregate principal amount of the Notes.

The Notes are expected to pay interest semiannually. Conversion of the Notes will be settled in shares of the Company’s common stock. The Notes will mature on October 1, 2026, unless earlier converted, redeemed or repurchased in accordance with their terms. The final terms of the Notes, including the interest rate, initial conversion rate, and other terms, will be determined by negotiations between Lannett and the initial purchaser of the Notes.

In connection with the offering of the Notes, Lannett expects to enter into a capped call transaction with an affiliate of the initial purchaser of the Notes (the “capped call counterparty”). The capped call transaction is expected generally to reduce potential dilution to the Company’s common stock upon any conversion of the Notes with such reduction subject to a cap. If the initial purchaser exercises its option to purchase additional Notes, the Company expects to enter into an additional capped call transaction with the capped call counterparty.

The Company has been advised that, in connection with establishing its initial hedge of the capped call transaction, the capped call counterparty or its affiliate expects to enter into various derivative transactions with respect to the Company’s common stock and/or purchase shares of the Company’s common stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of the Company’s common stock or the Notes at that time.

In addition, the Company has been advised that the capped call counterparty or its affiliate may modify its hedge position by entering into or unwinding various derivatives with respect to the Company’s common stock and/or purchasing or selling the Company’s common stock or other securities of the Company in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes. This activity could also cause or avoid an increase or a decrease in the market price of the Company’s common stock or the Notes, which could affect the value of the shares of the common stock that holders will receive upon conversion of the Notes.

The Company expects to use a portion of the net proceeds from the offering to pay the cost of the capped call transaction. The Company intends to use the remainder of the net proceeds from the offering to repay a portion of its existing Term Loan A under its existing senior credit facility. If the initial purchaser exercises its option to purchase additional Notes, the Company expects to use a portion of the net proceeds from the sale of the additional notes to enter into an additional capped call transaction with the capped call counterparty and to use the remainder of the net proceeds to repay a portion of its existing Term Loan A under its existing senior credit facility.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or the shares of the Company’s common stock issuable upon conversion of the Notes, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Notes and the shares of the Company’s common stock issuable upon conversion of the Notes have not been and will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering of the Notes is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

About Lannett Company, Inc.

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the Company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, the proposed offering of the Notes, the anticipated terms of the Notes, the expected use of the net proceeds from this transaction, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the Securities and Exchange Commission (SEC) from time to time. These forward-looking statements represent the Company’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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